Exhibit 23.3

September 2, 2014

American Airlines, Inc.

4333 Amon Carter Boulevard

Fort Worth, TX 76155-2605

Re:	American Airlines, Inc. (the “Company”)
Five Airbus A319-112, Seven Airbus A321-231 and Five Boeing 777-323ER Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risk Factors Relating to the Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals,” (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes,” (g) “Summary of Appraised Values” in Appendix III and (h) “Loan to Value Ratios of Equipment Notes” in Appendix IV and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about September 2, 2014, and the Company’s final Prospectus Supplement, in each case relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2014-1.

Sincerely,

MORTEN BEYER & AGNEW, INC.

By:	/s/ Robert F. Agnew
Name:	Robert F. Agnew
Title:	President & CEO